PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

WOODLAND SHOPPING CENTER LIMITED PARTNERSHIP
(“SELLER”)

AND

PR WOODLAND LIMITED PARTNERSHIP
(“BUYER”)

December 29, 2005

Purchase and Sale Agreement

i

Article 5	Closing

Section 5.1	Deposits Into Escrow	13
Section 5.1.1	Seller’s Deposits	13
Section 5.1.2	Buyer’s Deposits	14
Section 5.2	Closing Conditions of Buyer	15
Section 5.2.1	Pro Forma Title Policy	15
Section 5.2.2	Seller’s Representations and Warranties	15
Section 5.2.3	Performance of Seller	15
Section 5.2.4	Tenant Estoppel Certificates	15
Section 5.3	Closing Conditions of Seller	16
Section 5.3.1	Performance of Buyer	15
Section 5.3.2	Buyer’s Representations and Warranties	16
Section 5.3.3	Buyer’s Financial Condition	16
Section 5.4	Prorations	16
Section 5.4.1	Rent and Tenant Charges	16
Section 5.4.2	Real Estate Taxes and Other Operating Expenses	18
Section 5.4.3	Utilities	18
Section 5.4.4	Reimbursable Lease Expenses	18
Section 5.4.5	Reconciliation	19
Section 5.4.6	Maintenance of Books and Records	19
Section 5.5	Payment of Closing Costs	19
Section 5.5.1	Seller’s Costs	19
Section 5.5.2	Buyer’s Costs	19
Section 5.6	Closing of Escrow	19
Section 5.6.1	Closing Agent	19
Section 5.6.2	Closing	19
Section 5.6.3	Recordation and Deliveries	20
Section 5.7	Failure to Close; Cancellation	20
Section 5.8	Breach of Agreement	20
Section 5.8.1	Liquidated Damages	20
Section 5.8.2	Buyer’s Remedies	21
Section 5.9	Possession	21

Article 6	Additional Agreements of the Parties

Section 6.1	Condemnation	21
Section 6.2	Damage or Destruction	21
Section 6.3	Private Roads Notice	22
Section 6.4	Confidentiality	22
Section 6.5	Publicity	22
Section 6.6	Letters of Credit	22

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Description of Land

Exhibit B	Promissory Note

Exhibit C-1	Letter of Credit

Exhibit C-2	Second Letter of Credit

Exhibit D	[Intentionally Omitted]

Exhibit E	As-Is Certificate of Buyer

Exhibit F	Form of Deed

Exhibit G	Form of Bill of Sale

Exhibit H	Form of Assignment and Assumption of Leases

Exhibit I	Form of Assignment and Assumption of REA

Exhibit J	Form of Assignment and Assumption of Contracts

Exhibit K	Form of Buyer’s ERISA Certificate

Schedules

Schedule 1.1.3	Personal Property

Schedule 4.1.2(e)	List of Leases

Schedule 4.1.2(f)	REAs

Schedule 4.1.2(g)	Litigation

Schedule 4.1.2(h)	Contracts and Miscellaneous Agreements

Schedule 4.1.2(k)	Environmental Matters

Schedule 5.4.4	Reimbursable Lease Expenses

DEFINED TERMS

     “Agreement” is defined in the preamble to this Agreement.

     “As-Is Certificate” is defined in Section 4.3 of this Agreement.

     “Assignment and Assumption of Contracts” is defined in Section 5.1.1(e) of this Agreement.

     “Assignment and Assumption of Leases” is defined in Section 5.1.1(c) of this Agreement.

     “Assignment and Assumption of REA” is defined in Section 5.1.1(d) of this Agreement.

     “Bill of Sale” is defined in Section 5.1.1(b) of this Agreement.

     “Buyer” is defined in the preamble to this Agreement.

     “Cash Portion of the Purchase Price” is defined in Section 1.3(a) of this Agreement.

     “Closing” is defined in Section 2.2 of this Agreement.

     “Closing Date” is defined in Section 2.2 of this Agreement.

     “Closing Documents” is defined in Section 3.2.2(a) of this Agreement

     “Construction Contracts” is defined in Section 4.1.3(a) of this Agreement.

     “Contested Matter” is defined in Section 4.6 of this Agreement.

     “Contracts” is defined in Section 1.1.5 of this Agreement.

     “Deed” is defined in Section 5.1.1(a) of this Agreement.

     “deemed to know” is defined in Section 3.2.2 of this Agreement.

     “Delinquent Rent” is defined in Section 5.4.1(c) of this Agreement.

     “Designated Representatives” is defined in Section 4.1.1.

     “Effective Date” is defined in the preamble to this Agreement.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Certificate” is defined in Section 5.1.2(d) of this Agreement.

     “Escrow” is defined in Section 2.1 of this Agreement.

     “Escrow Holder” is defined in Section 1.3(a) of this Agreement.

Defined Terms, Page 1

     “Excluded Property” is defined in Section 1.1.3 of this Agreement.

     “Improvements” is defined in Section 1.1.2 of this Agreement.

     “Internal Revenue Code” is defined in Section 5.1.1(g) of this Agreement.

     “Land” is defined in Section 1.1.1 of this Agreement.

     “Laws” is defined in Section 3.2.3 of this Agreement.

     “Letter of Credit” is defined in Section 1.3(a) of this Agreement.

     “List of Leases” is defined in Section 4.1.2(e) of this Agreement.

     “Monthly Rent” is defined in Section 5.4.1(a) of this Agreement.

     “Notice” is defined in Section 7.15 of this Agreement.

     “On-Site Property Manager” is defined in Section 4.1.1 of this Agreement.

     “Personal Property” is defined in Section 1.1.3 of this Agreement.

     “Plans” shall mean employee benefit plans, as defined in Section 3(3) of ERISA.

     “PTE 90-1” shall mean Prohibited Transaction Exemption 90-1 granted by the U.S. Department of Labor.

     “Pro Forma Title Commitment” is defined in Section 3.2.1 of this Agreement.

     “Promissory Note” is defined in Section 1.3(a) of this Agreement.

     “Property” is defined in Section 1.1 of this Agreement.

     “Property Claims” is defined in Section 4.3 of this Agreement.

     “Proration Date” is defined in Section 5.4 of this Agreement.

     “Purchase Price” is defined in Section 1.2 of this Agreement.

     “Prudential” is defined in Section 5.3.4 of this Agreement.

     “REA” is defined in Section 4.1.2(f) of this Agreement.

     “Reconciliation” is defined in Section 5.4.1(b)(2) of this Agreement.

     “Reimbursable Lease Expenses” is defined in Section 5.4.4 of this Agreement.

     “Release” is defined in Section 6.3 of this Agreement.

     “Rent” is defined in Section 5.4.1(c) of this Agreement.

Defined Terms, Page 2

     “Second Letter of Credit” is defined in Section 4.1.3(b) of this Agreement.

     “Second Promissory Note” is defined in Section 4.1.3(b) of this Agreement.

     “Seller” is defined in the preamble to this Agreement.

     “Seller Parties” is defined in Section 1 of the As-Is Certificate attached as Exhibit E to this Agreement.

     “Seller’s Manager” shall mean The Taubman Company LLC.

     “Seller’s Non-Foreign Affidavit” is defined in Section 5.1.1(g) of this Agreement.

     “Separate Account” shall mean a pooled separate account of Prudential.

     “Survey” is defined in Section 3.2.1 of this Agreement

     “Tenant Charges” is defined in Section 5.4.1(b) of this Agreement.

     “Tenant Leases” is defined in Section 1.1.4 of this Agreement.

     “Title Company” is defined in Section 3.2.1 of this Agreement.

     “to Seller’s knowledge” is defined in Section 4.1.1 of this Agreement.

     “Transaction” is defined in Recital B of this Agreement.

     “Woodland Shopping Center” is defined in Recital A of this Agreement.

Defined Terms, Page 3

     PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of December 29, 2005 (the “Effective Date”), by and between WOODLAND SHOPPING CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), and PR WOODLAND LIMITED PARTNERSHIP, a Delaware limited partnership (“Buyer”).

RECITALS:

A. Seller is the owner of certain improved real property located in the City of Kentwood, County of Kent, State of Michigan, which is more particularly described in Exhibit A attached hereto and which comprises a portion of the retail shopping mall commonly known as “Woodland Shopping Center.”

B. Buyer desires to purchase the Property (defined below), and Seller desires to sell the Property, on the terms and conditions contained in this Agreement. The parcels of land upon which the department stores at Woodland Shopping Center are located, and the related improvements and personal property, are not a part of the Property. The transaction contemplated by this Agreement is hereinafter referred to as the “Transaction.”

             In consideration of the mutual covenants and agreements contained in this Agreement, Buyer and Seller agree as follows:

ARTICLE 1 PURCHASE AND SALE

1.1 Agreement to Buy and Sell. Subject to all of the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the following (collectively, the “Property”):

1.1.1 Fee, Easements, Etc. All of Seller’s fee interest in and to the real property described on Exhibit A attached hereto, together with all of Seller’s right, title and interest in and to all easements, privileges and other rights appurtenant thereto (collectively, the “Land”);

1.1.2 Improvements. All of Seller’s right, title and interest in and to all improvements, structures, equipment and fixtures located on or under the Land (collectively, the “Improvements”);

1.1.3 Personal Property. All of Seller’s right, title and interest in and to (a) all tangible personal property, if any, located on or affixed to the Land and Improvements and used in connection with the ownership, operation or maintenance of the Property including, without limitation, those items described on Schedule 1.1.3 attached hereto also including all signs and all gift certificate equipment, and (b) all intangible personal property, if any, owned by Seller that pertains to the ownership, maintenance, use or operation of the Property including, without limitation, to the extent assignable, all licenses, permits, certificates of occupancy, approvals, plans and specifications, warranties, guarantees, development approvals and rights, Seller’s rights to the internet domain name used for the Property,utility escrow accounts, utility deposits, phone numbers, and all of Seller’s right, title and interest, if any, in and to any trade names or trade or service marks used solely in connection with the Property including, without limitation, the name “Woodland Shopping Center” (collectively, “Personal Property”), but excluding the Excluded Property (defined below). As used herein, “Excluded Property” means (i) claims, causes of action and actions relating to matters arising or accruing prior to Closing, (ii) any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following: appraisals; budgets (other than the budget for the calendar year in which the Closing occurs); strategic plans; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller which such party deems proprietary or confidential, and (iii) computer programs, software, and the like; provided, however, that the Excluded Property described in clause (ii) shall not prevent Buyer from receiving copies of or using any of the afore-described items, rights, claims or the like which are reasonably necessary for the following purposes: (A) to evidence, support and/or substantiate historical leasing, operation and maintenance of the Woodland Shopping Center and/or the expenses and revenues thereof, and/or (B) to support the continued leasing, operation and maintenance of the Woodland Shopping Center, and/or the determination and substantiation of future billings, allocations and responsibilities on account of common area expenses, taxes and other charges related to the Woodland Shopping Center;

1.1.4 Tenant Leases . All of Seller’s right, title, and interest in and to any leases, licenses for occupancy or other agreements demising space in or providing for the use or occupancy of any portion of the Property together with all amendments, modifications, supplements and guaranties associated therewith (collectively, the “Tenant Leases”);

1.1.5 Contracts. All of Seller’s right, title and interest in and to, to the extent assignable, service contracts, maintenance agreements, construction contracts, warranties, guaranties, development agreement, and all other contracts and agreements relating to the Property (including agreements with governmental authorities), together with all amendments, modifications, supplements and guaranties associated therewith, which continue in full force and effect beyond the Closing, excluding the property management agreement between Seller and Seller’s Manager, the REA (as defined below), and Tenant Leases (collectively, the “Contracts”); and

1.1.6 REA. All of Seller’s right, title, and interest in and to the REA.

1.2 Purchase Price. The total purchase price to be paid by Buyer to Seller for the Property shall be the sum of One Hundred Seventy-Seven Million Three Hundred Eighty-Six Thousand Dollars ($177,386,000) (the “Purchase Price”), subject to adjustment as provided herein.

1.3 Payment of Purchase Price. On or before 2:30 p.m. (Detroit time) on the Closing Date (defined below), Buyer shall pay the Purchase Price by depositing the following with Commonwealth Land Title Insurance Company (“Escrow Holder”), having its office at 1050 Wilshire Drive, Suite 310, Troy, Michigan 48084, Attention: Maxine Lievois:

(a) a promissory note for the sum of Eighty-Five Million Four Hundred Thousand Dollars ($85,400,000.00) in the form attached hereto as Exhibit B (the “Promissory Note”) and a standby letter of credit from Wells Fargo Bank, N.A. in the amount of the principal and interest due under the Promissory Note, in the form attached hereto as Exhibit C-1 or as otherwise satisfactory to Seller, which letter of credit must be presentable for payment in either Chicago, Illinois or San Francisco, California (the “Letter of Credit”); and

(b) a second promissory note for the sum of Nine Million Dollars ($9,000,000.00) (the “Second Promissory Note”) and a second standby letter of credit from Wells Fargo Bank, N.A. in the form attached hereto as Exhibit C-2 or as otherwise satisfactory to Seller in the amount of the principal and interest due under the Second Promissory Note (the “Second Letter of Credit”). The Second Promissory Note shall be identical to the Promissory Note, except for (i) the differences in amount, (ii) the right of the holder of the Second Promissory Note to assign its rights to Woodland Investment Associates Limited Partnership and for the right of Woodland Investment Associates Limited Partnership to assign its rights to Taubman Realty Group Limited Partnership, and (iii) the interest rate; and

(c) an amount of money equal to (A) the Purchase Price, minus (B) the original principal amounts of the Promissory Note and the Second Promissory Note, plus or minus (C) the adjustments to the Purchase Price by reason of the pro rations provided for herein (the “Cash Portion of the Purchase Price”). The Cash Portion of the Purchase Price will be deposited with the Escrow Holder by wire transfer of immediately available federal funds.

1.4 Letters of Credit. Seller agrees that a draw may be made under either of the aforesaid Letters of Credit upon default being made by Buyer under the Promissory Note which such Letter of Credit secures, and if such default is not the failure to pay the applicable Promissory Note on its maturity then (and only then) after Buyer shall have failed to cure such default within two (2) business days after notice of such default shall have been given to Buyer. No notice or cure period shall be required for Seller to draw under a Letter of Credit if Buyer’s default is the failure of Buyer to pay the related Promissory Note on its maturity; provided, however, that Seller agrees that as a courtesy to Buyer, it shall endeavor to give Buyer telephonic notice of a default for failure to pay upon maturity of the Promissory Note prior to drawing upon the Letter of Credit in connection with such default. Seller further agrees that, upon payment in full by Buyer of all amounts due under a Promissory Note, Seller shall simultaneously surrender the Letter of Credit securing such Promissory Note.

ARTICLE 2 OPENING OF ESCROW

2.1 Escrow; Escrow Holder. By execution hereof, an escrow (the “Escrow”) shall be opened with Escrow Holder.

2.2 Escrow Instructions. The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Buyer and escrow instructions for Escrow Holder. Seller and Buyer shall execute and deliver to Escrow Holder any separate or additional escrow instructions requested by Escrow Holder which are consistent with the terms of this Agreement. Any separate or additional instructions shall not modify or amend the provisions of this Agreement unless otherwise expressly set forth by mutual consent of Buyer and Seller. As used in this Agreement, “Closing” shall mean the release of the closing documents described in Article 5 below and the payment of the Purchase Price, and the “Closing Date” shall mean the Effective Date.

ARTICLE 3 ACTIONS PENDING CLOSING

3.1 Deliveries by Seller. Seller has previously delivered or otherwise made available to Buyer various documents, reports and other information regarding the Property. From time to time hereafter, Seller shall deliver or make available to Buyer such other information, analyses and reports which are in Seller’s possession or control as Buyer may from time to time request (except for the Excluded Property).

3.2 Buyer’s Review of Title and Survey.

3.2.1 Title Report; Survey. Buyer acknowledges receipt and approval of a pro forma title policy for title insurance (the “Pro Forma Title Policy”) issued by Commonwealth Land Title Insurance Company (the “Title Company”) and copies of all documents referred to in Schedule B thereof. Furthermore, Buyer acknowledges receipt and approval of the ALTA survey of the Land and the Improvements prepared by Chettleburgh & Associates, dated October 12, 2005, as updated from time to time (“Survey”).

3.2.2 Definition of “deemed to know”. As used in this Agreement, the phrase “deemed to know” (or words of similar import) shall have the following meaning:

(a) Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that:

(i) any Buyer’s Representatives (as that term is defined in Exhibit E attached hereto) has actual knowledge of such fact or circumstance, or

(ii) such fact or circumstance is disclosed by this Agreement, any of the documents and instruments executed and delivered by Buyer or Seller pursuant to the terms of this Agreement or otherwise in connection with the Transaction or this Agreement (collectively, the “Closing Documents”) , the documents delivered or made available to Buyer in connection with the Transaction, any estoppel certificate executed by any tenant of the Property or any party to the REA and delivered to any Buyer’s Representative, or the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by any Buyer’s Representatives in connection with Buyer’s due diligence.

(b) Buyer shall be “deemed to know” that any Seller’s representation or warranty is untrue, inaccurate or incorrect to the extent that:

(i) any Buyer’s Representative has actual knowledge of information which is inconsistent with such Seller’s Warranty, or

(ii) this Agreement, the Closing Documents executed by Seller, the documents delivered or made available to Buyer in connection with the Transaction, any estoppel certificate executed by any tenant of the Property or any party to the REA and delivered to any Buyer’s Representative, or any or the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by any Buyer’s Representatives in connection with Buyer’s due diligence contains information which is inconsistent with such Seller’s representation or warranty.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES; SELLER’S COVENANTS

4.1 Seller’s Representations and Warranties. Seller makes the representations and warranties to Buyer set forth in this Section 4.1, each of which shall survive Closing as provided in Section 4.6 below:

4.1.1 Seller’s Knowledge. The words “to Seller’s knowledge” and other references to Seller’s knowledge as used in this Agreement means the actual knowledge (excluding, e.g., imputed or constructive knowledge) of either of Larry Frank and Michael Cleary (collectively, the “Designated Representatives”), it being understood that the Designated Representatives shall not personally be liable for any inaccurate or incomplete statement or information, and it being represented by Seller that Messrs. Frank and Cleary currently have substantial responsibility with respect to the sale of the Property and are currently the employees of The Prudential Insurance Company of America and The Taubman Company, respectively, to whom relevant information regarding the sale of the Property is being furnished. Notwithstanding the foregoing, Seller acknowledges that (a) the Designated Representatives have requested that Jay Botsch (the “On-Site Property Manager”) review the representations and warranties set forth in Section 4.1.2 in order to verify the accuracy thereof, and (b) on or about the date hereof, one of the Designated Representatives have discussed such representations and warranties with the On-Site Property Manager and have received advice from the On-Site Property Manger that he agrees with such representations and warranties; provided, however, except for information expressly disclosed to such Designated Representative by the On-Site Property Manager during the conversation described in clause (b), the On-Site Property Manager’s knowledge regarding the Property or the subject matter of Seller’s representations and warranties shall under no circumstances be imputed to Seller or the Designated Representatives and Seller have no liability or responsibility therefor.

4.1.2 Seller’s Specific Representations and Warranties. Seller makes the following representations and warranties, as of the Effective Date:

(a) Seller is a duly organized and validly existing limited partnership under the laws of the State of Delaware.

(b) Seller has the limited partnership power and authority to own the Property and to consummate the Transaction. This Agreement and all instruments, documents and agreements to be executed by Seller in connection herewith are, or when delivered shall be, duly authorized, executed and delivered by Seller and are, or when delivered shall be, valid, binding and enforceable obligations of Seller.

(c) All consents have been, or will be by Closing, obtained which may be required under Seller’s governing documents in connection with Seller’s execution, delivery and performance of this Agreement, the instruments and documents referenced herein, and the consummation of the Transaction, and no further consent of any other party is required unless the failure to obtain the consent will not have a material adverse affect on the value of the Property.

(d) Seller has not received any written notice of (i) pending condemnation proceedings affecting the Property or any part thereof (subject to the reservation of land as provided in the Amended and Restated Development Agreement described on Schedule 4.1.2(h), or (ii) any proposed proceeding for the rezoning of the Property or any portion thereof, or (iii) any proposed moratorium or curtailment of utility services to the Property. Seller has notified Consumers Energy that Consumers Energy will begin providing electricity to the Property on March 1, 2006.

(e) The list of leases (“List of Leases”) for the Property which is attached hereto as Schedule 4.1.2(e), is true and correct in all material respects as of the date shown thereon (except for any tenants whose leases may be included in the “Contracts” described on Schedule 4.1.2(h)). The foregoing is not intended (and shall not be construed), however, as a representation by Seller of the parties that are in actual possession of any portion of the Property since there may be subtenants, licensees or assignees that are in possession of portions of the Property of which Seller may not be aware. Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder. Seller has not received any written notice of default under any Tenant Lease which has not been cured and Seller has not received written notice of any claims or defenses which have been asserted against Seller by any tenant under any Tenant Lease.

(f) Schedule 4.1.2(f) identifies the original Operating Agreement, dated March 26, 1966, by and among Woodland Shopping Center, Inc., Sears, Roebuck and Co., and J.C. Penney Company, and all of the amendments, modifications and supplements thereto (collectively, the “REA”). Seller represents that the current annual common area contribution by the ground lessee of the so-called Kohl’s Parcel on account of road maintenance is approximately $6,400 for the 2005 calendar year. Seller has not received any written notice of default under the REA which has not been cured and Seller has not received written notice of any claims or defenses which have been asserted by a party to the REA against Seller. To Seller’s knowledge, no other party is in material default under the REA.

(g) Except as set forth on Schedule 4.1.2(g), Seller has not received a written notice of any pending litigation against Seller related to the Property or any pending litigation relating to the Property. As to the matters set forth on Schedule 4.1.2(g), Seller shall remain solely liable for the defense of the same and for any adverse decision that may be rendered thereon, which obligation shall survive Closing without limitation and shall not be subject to the limitations set forth in Section 4.5 of this Agreement. Seller is not the subject of any reorganization, liquidation, dissolution, receivership or other actions or proceedings under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., or any other municipal, county, state, or federal statutes, codes, ordinances, laws, rules, or regulations affecting the rights of debtors and/or creditors generally, whether voluntary or involuntary and including, without limitation, proceedings to set aside or avoid any transfer of any interest in property or obligations, whether denominated as a fraudulent conveyance, preferential transfer or otherwise, or to recover the value thereof or to charge, encumber or impose a lien thereon.

(h) A list of all Contracts which will be binding on the Buyer as the owner of the Property after Closing is attached hereto as Schedule 4.1.2(h). Seller has not received nor sent a written notice of default under any Contract, which has not been cured.

(i) Seller has not entered into any contract (other than this Agreement) or option agreement for the sale of (or a preferential purchase right for) the Property, or any portion thereof, that remains in effect.

(j) Seller has not granted a security interest or lien which currently encumbers the Personal Property and which will continue to encumber the Personal Property after the Closing.

(k) Except as may be set forth in the environmental reports and other material delivered or made available to Buyer, including without limitation those identified on Schedule 4.1.2(k) hereto, Seller has received no written notice that the Property is in violation of any Laws applicable to the Property with respect to hazardous or toxic substances, which violation has not been corrected.

(l) There are no currently pending real estate tax appeals relating to the Property.

(m) The documents delivered or made available to Buyer in connection with the Transaction contain true, correct and complete copies of all Contracts, Leases, the REA, a rent roll and any notices of landlord default given by tenants at the Property. The documents heretofore delivered or otherwise made available to Buyer prior to Closing (i) include all documents used by Seller in the day-to-day operations and management of the Property, and (ii) are the same documents used in connection with (A) the performance by Seller of its fiduciary obligations to its clients and investors, and (B) the preparation of financial statements and reports submitted to the clients and investors of Seller.

(n) Seller is not a party to nor bound by any collective bargaining agreement covering employees assigned to the Property. Seller has no employees at the Property, all of such employees being employees of the Seller’s property manager.

(o) Seller has not received any written notice from any governmental authority with respect to the violation of any zoning law or ordinance applicable to the Property which has not been cured by Seller.

(p) The Property constitutes all of the real estate owned by Seller in the immediate vicinity of the Woodland Shopping Center.

(q) The gift certificate program for the Property is administered by a third party and Buyer shall have no monetary obligation for honoring of gift certificates or cards purchased prior to Closing.

4.1.3 Seller’s Covenants. Seller agrees with Buyer as follows:

(a) Seller entered into a Construction Contract, dated February 1, 2005, with Clark Construction Company which is listed on Schedule 4.1.2(h) relating to certain site work for the theater and restaurant expansion and a Construction Contract, dated September 15, 2005, with Midstate Security Inc., also listed on Schedule 4.1.2(h), for the installation of certain security equipment (the “Construction Contracts”). At this point in time punch-list items remain to be completed under the Construction Contracts and, as a result, (A) Seller shall (i) not assign the Construction Contracts to Buyer at the Closing, (ii) cause the remainder of such work described in the Construction Contracts to be completed in a lien free condition and free of claims by the applicable contractor and in accordance with the applicable express requirements of any leases to which such work applies, (iii) pay the contractors all amounts due it under the applicable Construction Contract when such amounts are due, (iv) pay in full all contractors who performed work under any of the Construction Contracts and cause all liens and such claims arising from any of such work to be satisfied, insured over, or bonded over, and (iv) assign Seller’s rights under the applicable Construction Contract to Buyer upon completion of the contractor’s work, and (B) Buyer shall reasonably cooperate with Seller with respect to Seller’s efforts to have the work completed and, in that regard, any work to be performed after Closing shall be done so in accordance with the applicable construction contract. Seller shall request that the contractors name Buyer as an additional insured under the liability insurance policies required to be carried by the contractors under the Construction Contracts. Seller represents that it has paid the $400,000 contribution referenced in the Amended and Restated Development Agreement dated November 15, 2005 with the County of Kentwood. The obligations of Seller under this Section 4.1.3(a) shall not be subject to the limitations set forth in Section 4.5 of this Agreement.

(b) Prior to Closing, Seller shall prepay the outstanding amount owed under certain leases with Comerica Bank which are due in 2006 for Christmas décor which is included in the Personal Property. It is anticipated that the amount of the prepayment will be One Hundred Four Thousand Six Hundred Five Dollars ($104,605). Seller shall be entitled to a credit with respect to the Purchase Price for the amount of this prepayment. Seller has included all previous years’ payments under the aforesaid leases in the common area maintenance expenses for the Property, included the above prepayment amount in the projected 2006 common area maintenance expenses, and would have included such amount in the 2006 common area maintenance expenses if Seller owned the Property in the year 2006.

4.2 Buyer’s Representations and Warranties. Buyer makes the following representations and warranties to Seller, each of which shall survive Closing as provided in Section 4.6 below:

4.2.1 Formation. Buyer is a duly organized, validly existing corporation in good standing under the laws of the Commonwealth of Pennsylvania.

4.2.2 Authority. Buyer has the power and authority to own the Property and to consummate the Transaction. This Agreement and all instruments, documents and agreements to be executed by Buyer in connection herewith are, or when delivered shall be, duly authorized, executed and delivered by Buyer and are, or when delivered shall be, valid, binding and enforceable obligations of Buyer. Buyer shall deliver to Seller any documents reasonably requested by Seller evidencing that Buyer has the power and authority to enter into this Agreement and to consummate the transactions hereunder.

4.2.3 Requisite Action. As of the Closing Date, all requisite action will have been taken by Buyer and all requisite consents will have been obtained in connection with Buyer’s execution, delivery and performance of this Agreement, the instruments and documents referenced herein, and the consummation of the Transaction.

4.2.4 No Breach or Default. Neither the execution of this Agreement nor the consummation of the Transaction shall result in a material breach of or constitute a material default under any agreement, document, instrument or any other obligation to which Buyer is a party or to which Buyer may be bound or affected, or under any Law or any writ, injunction, order or decree of any court or governmental body, applicable to Buyer.

4.2.5 Patriot Act Compliance. Buyer is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

4.2.6 No Bankruptcy. Buyer is not the subject of any reorganization, liquidation, dissolution, receivership or other actions or proceedings under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., or any other municipal, county, state, or federal statutes, codes, ordinances, laws, rules, or regulations affecting the rights of debtors and/or creditors generally, whether voluntary or involuntary and including, without limitation, proceedings to set aside or avoid any transfer of any interest in property or obligations, whether denominated as a fraudulent conveyance, preferential transfer or otherwise, or to recover the value thereof or to charge, encumber or impose a lien thereon.

4.3 Buyer’s Investigation. Except as explicitly set forth in this Agreement, there are no representations or warranties of any kind whatsoever, express or implied, made by Seller or its agents or representatives in connection with this Agreement, the purchase of the Property by Buyer, the physical condition or profitability of the Property or whether the Property complies with applicable laws or is appropriate for Buyer’s intended use, or any other fact or matter whatsoever, whether pertaining to Seller, the Property or otherwise; (b) as of the Effective Date Buyer has fully investigated the Property to its satisfaction; (c) except as explicitly set forth in this Agreement, Buyer is not relying on any statement or representation of Seller, its agents or its representatives or on any information supplied by Seller, its agents or its representatives; and (d) subject to the foregoing, Buyer, in entering into this Agreement and in completing its purchase of the Property, is relying entirely on its own investigation of the Property based on its extensive experience in and knowledge of real property similar to the Property and Buyer’s decision of whether to purchase the Property on the terms and conditions hereof shall be made solely and exclusively in reliance on Buyer’s own review, inspection and investigation of the Property and of materials, documents, information and studies relating to the Property (including, without limitation, Buyer’s inspection or physical testing).

     Without limiting the generality of the foregoing, except for the representations, covenants and warranties of Seller set forth in Section 4.1 above and except for any representations and warranties made by Seller or any of the other Seller Parties for the benefit of the Buyer in the Closing Documents, Buyer hereby acknowledges and agrees that it is purchasing the Property in its present “AS-IS/WHERE-IS” condition and with all defects and, neither Seller nor any employee or agent of Seller has made or will make, either expressed or implied, any representations, guarantees, promises, statements, assurances or warranties or any kind concerning any of the following matters: (i) the suitability or condition of the Property for any purpose or fitness for a particular use, (ii) the profitability of owning, developing, operating and/or improving the Property, (iii) the physical condition of the Property, (iv) the rentals, income, costs, or expenses thereof, (v) water utility availability or use restrictions, (vi) geologic/seismic conditions, soil and terrain stability, or drainage, (vii) sewer, septic and well systems and components, or (viii) any other past, present or future matter relating to the Property which may affect the Property or its current or future use, habitability, value or desirability, or (ix) any other fact or matter, or (x) any warranty of merchantability or fitness for a particular purpose. Except for Seller’s representations and warranties set forth in Section 4.1 above and any representations and warranties made by Seller or any of the other Seller Parties for the benefit of the Buyer in the Closing Documents, Buyer and anyone claiming by, through or under Buyer hereby fully and irrevocably releases Seller, Seller’s partners and their respective employees, officers, directors, representative, agents, successors and assigns from any and all claims (“Property Claims”) that such parties may now have or hereafter acquire against such person and entities for any costs, loss, liability, damage, expense, demand, or cause of action arising from or relating to any condition of the Property including any construction defects, errors or omissions, compliance with Laws, environmental matters or any other condition or circumstance affecting the Property, its use or operation or any portion thereof. This release includes Property Claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist in its favor which, if known by Buyer, would materially affect Buyer’s release of Seller; provided that this waiver does not limit Buyer’s rights with respect to third party claims as expressly set forth in Section 5 of the As-Is Certificate.

     Buyer specifically waives any statutory or common law right it may have to receive disclosures from Seller, including, without limitation, any disclosures as to the Property’s location within any area designated as a special flood hazard area, dam failure inundation area, earthquake fault zone, seismic hazard zone, high fire severity area or wildland fire area, by any federal, state or local agency. Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement for Seller.

     Buyer shall deliver to Seller at the Closing a certificate in the form of Exhibit E attached hereto (the “As-Is Certificate”).

4.4 Knowledge Regarding Seller’s Representations and Warranties. To the extent that Buyer knows or is deemed to know that any warranty or representation made by Seller in Section 4.1 above or any representations and warranties made by Seller or any of the other Seller Parties for the benefit of the Buyer in the Closing Documents is untrue or inaccurate in any material respect prior the Closing Date, then Seller shall not be deemed to have breached such representation or warranty, Buyer shall be deemed to have waived any cause of action or claim for damages against Seller arising out of Seller’s breach of such specific warranty or representation, and such representation shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be. If Buyer receives an estoppel certificate from one or more of the tenants or parties to the REA after the date hereof, the representations and warranties set forth in Section 4.1.2(e), Section 4.1.2(f) and Section 4.1.2(m), as applicable, shall be without further force or effect as of the date of such estoppel certificate to the extent that (a) the same is not inconsistent in any material respect with the facts and information disclosed by the applicable representation or confirms the facts and circumstances that Buyer knows or is deemed to know prior to the date hereof, and (b) Buyer is entitled to rely thereon.

4.5 Limitation on Seller’s Liability. Notwithstanding anything contained herein or in any closing document to the contrary, (a) Seller shall have no liability to Buyer for any breach by Seller of any of its agreements, promises, covenants, indemnities, representations or warranties set forth herein or in the Closing Documents, unless, until and only to the extent that Buyer’s damages, losses and claims resulting therefrom exceed the total sum of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, and (b) the total liability of Seller and any of the Seller Parties for any breach of any of their respective agreements, promises, covenants, indemnities, representations or warranties set forth herein and in the Closing Documents shall be limited to the aggregate sum of Five Million Dollars ($5,000,000). The terms of this Section 4.5 shall survive Closing.

4.6 Survival of Obligations. Notwithstanding any provision of this Agreement to the contrary, all of the representations, warranties and obligations under Section 4.1 and 4.2 or and any representations and warranties made by Seller or any of the other Seller Parties for the benefit of the Buyer in the Closing Documents shall survive until three hundred sixty-five (365) days after the Closing Date, at which time any liability for a breach thereof shall automatically expire, unless a written claim with respect to any such matter setting forth the basis for such claim in reasonable detail (the “Contested Matter”) is made prior to such three hundred sixty-five (365) day period, in which case the liability with respect to the Contested Matter shall survive, solely with respect to the claim so alleged, until the expiration of 180 days after the furnishing of the written claim, at which time the liability of the party making the representations shall automatically expire with respect thereto, unless the other party to this Agreement has filed a lawsuit with respect to the Contested Matter prior to such 180 day period (and if such lawsuit is filed, the obligation with respect to the Contested Matter shall survive until the lawsuit is resolved and Seller has satisfied any requirements imposed by the court, at which time the liability shall automatically expire).

ARTICLE 5 CLOSING

5.1 Deposits Into Escrow.

5.1.1 Seller’s Deposits. On or before the Closing Date, Seller shall deposit into Escrow:

(a) A deed (“Deed”) in the form attached hereto as Exhibit F transferring the Land and Improvements to Buyer.

(b) Two original counterparts of a bill of sale and assignment (the “Bill of Sale”), duly executed by Seller, assigning and conveying to Buyer all of Seller’s right, title and interest in and to the Personal Property. The Bill of Sale shall be in the form of Exhibit G attached hereto;

(c) Two original counterparts of an assignment and assumption of leases (the “Assignment and Assumption of Leases”), duly executed by Seller, assigning all of Seller’s right, title and interest in and to the leases. The Assignment and Assumption of Leases shall be in the form of Exhibit H attached hereto;

(d) Two original counterparts of an assignment and assumption agreement (the “Assignment and Assumption of REA”), in the form of Exhibit I, attached hereto, duly executed by Seller, assigning to Buyer all of Seller’s right, title and interest in and to the REA;

(e) Two original counterparts of an assignment and assumption of contracts (the “Assignment and Assumption of Contracts”), duly executed by Seller, assigning all of Seller’s right, title and interest in and to the Contracts. The Assignment and Assumption of Contracts shall be in the form of Exhibit J attached hereto;

(f) Seller’s form of closing statement reflecting the Purchase Price and the prorations and adjustments set forth in this Agreement;

(g) An affidavit or qualifying statement which satisfies the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, (the “Internal Revenue Code”) and the regulations thereunder, from Seller (the “Seller’s Non-Foreign Affidavit”);

(h) Originals of all of the estoppel certificates received by Seller with respect to the REA or Tenant Leases (Seller shall, by such delivery, be deemed to assign such estoppel certificates to Buyer, its assignees and successors, notwithstanding that such estoppel certificates may not be addressed to Buyer and were prepared for a prior purchaser; provided, however, that Seller reserves and retains all of its rights, title and interest in and to such estoppel certificates as provided in Section 8 of the As-Is Certificate);

(i) A single form letter to the tenants advising the tenants of the sale of the Property to Buyer and a single form letter to the parties to the Contracts advising such parties of the sale of the Property to Buyer;

(j) Evidence of the Property and Buyer not being bound by any leasing and/or management contracts with the existing management and leasing agent for the Property, including a certification by Seller’s agent that no management or leasing fees or commissions are thereafter payable to it by Buyer except with respect to specified costs approved by Buyer as set forth in this Agreement. The certifications in such agreement shall survive Closing; and

(k) Evidence of Seller’s authority to consummate the Transaction.

(l) A representation letter from Seller’s Manager in form and substance reasonably satisfactory to Seller’s Manager and Buyer.

5.1.2 Buyer’s Deposits. On or before the Closing Date, Buyer shall deposit into Escrow:

(a) On or before 2:30 p.m. (Detroit time), the Cash Portion of the Purchase Price;

(b) The Promissory Note, the Second Promissory Note (if required), the Letter of Credit, the Second Letter of Credit (if required), and two original counterparts of the agreements and instruments described in Section 5.1.1 above which are to be executed by Buyer, each duly executed by Buyer;

(c) The As-Is Certificate of Buyer required under Section 4.3 hereof;

(d) The certificate of Buyer substantially in the form of Exhibit K attached hereto (the “ERISA Certificate”) and such other documents as Buyer may be required to deliver pursuant to the terms of Section 7.19 hereof; and

(e) Documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s acquisition of the Property and Buyer’s execution of this Agreement and the closing documents required to be delivered by Buyer and the consummation of the Transaction.

5.2 Closing Conditions of Buyer. Buyer’s obligation to purchase the Property is subject to satisfaction of each the following conditions in all material respects (all or any of which may be waived, in whole or in part, by Buyer in writing in its sole discretion) on or before the Closing Date:

5.2.1 Title Policy. Title Company shall be irrevocably and unconditionally (subject only to payment of the portion of the premiums to be paid for by Buyer), committed to issue an ALTA policy of title insurance insuring Buyer as owner of good, marketable and indefeasible fee title to the Land and Improvements in the form of the Pro Forma Title Policy.

5.2.2 Seller’s Representations and Warranties. The representations and warranties expressly made by Seller in this Agreement shall be true and correct on and as of the Closing Date in all material respects.

5.2.3 Performance of Seller. Seller shall have performed all covenants and obligations to be performed by it on or before the Closing Date or such earlier date required under this Agreement.

5.2.4 Tenant Estoppel Certificates. Buyer shall have received estoppel certificates from tenants satisfactory to Buyer.

5.3 Closing Conditions of Seller. Seller’s obligation to sell the Property is subject to satisfaction of each the following conditions (all or any of which may be waived, in whole or in part, by Seller in writing in its sole discretion) on or before the Closing Date:

5.3.1 Performance of Buyer. Buyer shall have performed all covenants and obligations to be performed by it on or before the Closing Date or such earlier date required under this Agreement.

5.3.2 Buyer’s Representations and Warranties. Buyer’s representations and warranties shall be true and correct on and as of the Closing Date in all material respects.

5.3.3 Buyer’s Financial Condition. No petition has been filed by or against Buyer under the federal bankruptcy code or any similar state or federal law, whether now or hereafter existing.

5.3.4 Corporate Approval. Both the corporate officers and the Law Department of The Prudential Insurance Company of America (“Prudential”), shall have unconditionally approved the Transaction, each in their sole and absolute discretion.

5.4 Prorations. All revenues and expenses of the Property shall be pro rated between Seller and Buyer, except as otherwise provided herein, as of the “Proration Date” in accordance with this Section 5.4. The “Proration Date” shall be as of 11:59 p.m. on the day prior to the Closing Date. The Buyer shall be deemed to own the Property on the Closing Date. Without limiting the generality of the foregoing:

5.4.1 Rent and Tenant Charges.

(a) Monthly minimum rent (“Monthly Rent”) payable by tenants shall be adjusted as of the Proration Date, and any such rent prepaid to Seller (including, a pro rata portion of the Monthly Rent for the month in which the Closing occurs) shall be paid to Buyer by adjustment to the Purchase Price.

(b) All tenant charges for real estate taxes, assessments, insurance, utilities, common area maintenance and building expenses, “promotion” and marketing fund contributions, parking, etc. (“Tenant Charges”) are billed on an estimated basis with a year end reconciliation. For the purposes of making allocations between Seller and Buyer, any charges or contributions payable by parties to the REA (other than Seller), or pursuant to any easements affecting or benefiting the Property, shall be treated the same as Tenant Charges. Tenant Charges shall be accounted for as follows:

(l) Seller shall be entitled to all Tenant Charges paid by tenants with respect to calendar year 2005 (i.e., Tenant Charges attributable to the period ending December 31, 2005) whether paid by tenants before or after the Closing. Seller shall be responsible for paying all customary and normal operating expenses of the Property through December 31, 2005 which are recoverable as Tenant Charges under the Tenant Leases . As used in this Section 5.4.1, “tenants” means all third parties who share in or contribute to the “Tenant Charges.”

(2) On or before April 15, 2006, Seller shall prepare a reconciliation of Tenant Charges and payments therefor for calendar year 2005 (the “Reconciliation”). Buyer agrees to cooperate with Seller in preparing such Reconciliation and shall be responsible for sending the same to tenants. Any Tenant Charges which are due to Seller as shown on the Reconciliation, shall be treated as Delinquent Rent as provided in (c) below. Refunds, if any, due to Tenants with respect to Tenant Charges for calendar year 2005, shall be paid by Seller to Buyer.

(c) Any Monthly Rent, percentage rent and Tenant Charges (collectively, “Rent”) which are due but uncollected as of the Closing Date or due because of the Reconciliation and which Seller is entitled to receive hereunder (“Delinquent Rent”) shall not be adjusted (and neither Seller nor Buyer shall receive a credit at Closing or any subsequent re-adjustment date for such amounts), but Buyer shall remit promptly to Seller any such amounts actually paid by tenants to Buyer after the Closing Date (only to the extent such amounts shall be in excess of the then current rent and other rent or other charges due to Buyer, unless the tenant specifies what charges the payment is for, in which case Buyer shall apply such payment to the specified charges), but in any event within ten (10) days after receipt by Buyer.

(d) Buyer’s obligations with respect to such Delinquent Rent shall be limited to using its commercially reasonable efforts to collect such amounts. Seller shall retain all rights against former tenants in the Property whose Tenant Leases have been terminated and possession discontinued prior to the Closing Date. Seller shall be entitled after the Closing Date to institute any litigation or other judicial proceedings against any tenant that is in occupancy at the Property on the Closing Date with respect to any obligations or liabilities of such tenant with respect to the Property or arising out of such tenant’s occupancy thereof which constitutes Delinquent Rent, so long as Seller does not terminate such tenant’s lease or possession of its leased premises.

(e) Seller shall be entitled to all percentage rents payable with respect to a tenant’s gross sales for any tenant lease year which ends on or before the Proration Date. All percentage rents payable with respect to any tenant lease year which ends within one (1) year after the Proration Date shall be prorated as soon as such amounts are determined in proportion to the number of days in the period of Buyer’s and Seller’s ownership based on the actual percentage rents received by Buyer.

(f) Buyer shall receive a credit against the Purchase Price for all unapplied security deposits paid to Seller under the Tenant Leases. Seller shall be responsible for transferring any non-cash deposits to Buyer, at Seller’s cost, at Closing or as soon thereafter as is practical. With respect to any security deposits which are letters of credit, Seller shall (i) deliver to Buyer at the Closing such letters of credit, (ii) execute and deliver such other instruments, at and after Closing, as the issuers of such letters of credit shall reasonably require, and (iii) cooperate with Buyer at and after Closing, to change the named beneficiary under such letters of credit to Buyer.

(g) Buyer shall receive a credit against the Purchase Price for any unapplied promotional, advertising or marketing funds for the Property collected by Seller but not expended.

(h) Cellular One Sales & Services Company entered into a long-term ground lease with Seller pursuant to that certain Ground Lease, dated March 8, 1993, in lieu of acquiring fee title to the property ground leased. Upon entering into the ground lease, the tenant paid a lump sum as rent (equivalent to the amount it would have paid to acquire fee title to the property), and it had, and still has, no obligation to pay any rent, base or percentage, to Seller thereafter. Thus, notwithstanding anything contained herein to the contrary, none of the prepaid rent received by Seller pursuant to the aforesaid ground lease shall be pro-rated between Buyer and Seller.

(i) Seller shall receive a credit for the amounts prepaid to Comerica Bank as provided in Section 4.1.3(b) of this Agreement.

5.4.2 Real Estate Taxes and Other Operating Expenses. Real estate taxes shall not be prorated or adjusted. Seller shall pay the Winter tax bill issued December 1, 2005.

5.4.3 Utilities. If Buyer elects to have any utility deposits or utility escrow accounts currently held for the benefit of Seller transferred to Buyer and remain in place after Closing for the benefit of Buyer, Seller shall receive a credit to the Purchase Price for such deposits and accounts at Closing.

5.4.4 Reimbursable Lease Expenses. At Closing, Buyer shall reimburse Seller for any and all Reimbursable Lease Expenses (as hereinafter defined) to the extent that the same have been paid by Seller prior to Closing. In addition, at Closing, (a) Buyer shall assume Seller’s obligations to pay, when due (whether on a stated due date or accelerated) any Reimbursable Lease Expenses incurred but unpaid as of the Closing, and (b) Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all judgments, losses, damages, injuries, liabilities, penalties, enforcement actions, fines, taxes, liens, encumbrances, costs or expenses (including, without limitation, reasonable attorneys’ fees) (including reasonable attorneys’ fees, expenses and disbursements) with respect to such Reimbursable Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Buyer shall survive the Closing and shall not be merged therein. Buyer agrees to pay to Seller for payment to The Taubman Company LLC the leasing commissions set forth on Schedule 5.4.4 hereto if Buyer enters into any leases with any of the tenants described on such Schedule after the Closing Date and on or before the first anniversary of the Closing Date, which obligations of Buyer shall survive the Closing and shall not be merged therein. “Reimbursable Lease Expenses” shall mean, collectively, the lease expenses set forth on Schedule 5.4.4 attached hereto. Seller shall pay all lease expenses (other than Reimbursable Lease Expenses) which remain unpaid as of the Closing with respect to all Tenant Leases existing on the date hereof (including the tenant improvement allowances currently due under the existing leases with Starbucks Coffee Company, Cinemark, and Apple) which obligation shall not be subject to the limitations set forth in Section 4.5 of this Agreement.

5.4.5 Reconciliation. On the Closing Date, the parties shall make a good faith tentative adjustment and allocation of rent, Tenant Charges, items of additional rent payable by Tenants, and of Real Estate Taxes and other operating expenses, based upon the information then available. Within one hundred eighty (180) days following Closing (one year for percentage rent), Buyer shall prepare a final reconciliation of all apportionments, prorations and adjustments to the Purchase Price made pursuant to this Section 5.4 and submit such reconciliation to Seller for its review and approval, which shall not be unreasonably withheld or delayed. Based on such reconciliation, Buyer and Seller shall determine the identity and amount of any payments to be made between Buyer and Seller. Upon such determination, the net amount due to either Buyer or Seller shall be paid by the other party within ten (10) business days of demand by the party entitled to receive payment.

5.4.6 Maintenance of Books and Records.

(a) Buyer agrees to maintain its books and records with respect to the Property at its offices for a period of three (3) years from and after the Closing Date. Buyer further agrees that, upon request of Seller, Buyer shall make available to Seller copies of such books and records as they relate to operations of the Property after the Closing Date covering the period from Closing until two year after Closing. After Closing, upon Seller’s request, Buyer will provide copies of any such books and records to Seller.

(b) For a period of three (3) years following Closing, Seller shall, at Buyer’s expense, provide to Buyer’s designated independent auditor access to the books and records of the Property regarding the period for which Buyer is obligated to have audited financial statements as required by the Securities and Exchange Commission and/or Buyer’s auditors, to the extent that such books, records and related information are now or hereafter in Seller’s possession or control and relate to the period during which Seller had title to the Property, provided, however, that Seller shall not be required by the foregoing to provide Buyer access to any Excluded Property. Further, Seller agrees to provide such auditor with a representation letter regarding the books and records of the Property, which representation letter shall be in form and substance acceptable to Seller, in its sole discretion.

5.5 Payment of Closing Costs.

5.5.1 Seller’s Costs. Seller shall bear, and Escrow Holder shall discharge on Seller’s behalf out of the sums payable to Seller hereunder, (a) the premium for the title policy to be issued to Buyer by the Title Company at the Closing (excluding the premium for any upgrade of the title policy for extended or additional coverage and any endorsements requested by Buyer), (b) the costs of the Survey delivered by Seller to Buyer, (c) fifty percent (50%) of Escrow Holder’s fee, if any, and (d) state and county real estate transfer taxes.

5.5.2 Buyer’s Costs. Buyer shall deposit with Escrow Holder for disbursement by Escrow Holder, (a) the cost of the title policy to be issued to Buyer by the Title Company at the Closing excluding the amount paid therefor by Seller, (b) fifty percent (50%) of Escrow Holder’s fee, if any, (c) the cost of any revisions or updates to the Survey requested by Buyer (which amount may be paid by Buyer outside of Closing), and (d) the costs of recording the Deed and other documents to be recorded.

5.6 Closing of Escrow.

5.6.1 Closing Agent. Pursuant to Section 6045 of the Internal Revenue Code, Escrow Holder shall be designated the “closing agent” hereunder and shall be solely responsible for complying with the Internal Revenue Code with regard to reporting all settlement information to the Internal Revenue Service.

5.6.2 Closing. Escrow Holder shall hold the Closing on the Closing Date if it has received in a timely manner all the funds and materials required to be delivered into Escrow by Buyer and Seller. The parties shall endeavor to conduct an escrow-style closing through the Escrow Holder so that it will not be necessary for any party to attend the Closing.

5.6.3 Funding, Recordation and Deliveries. To Close the Escrow, Escrow Holder shall:

(a) Deliver the Cash Portion of the Purchase Price by wire transfer as directed by Seller.

(b) Deliver to Buyer the Deed, the Bill of Sale, the Assignment and Assumption of Leases, the Assignment and Assumption of Contracts, the Assignment and Assumption of the REA, the Seller’s Non-Foreign Affidavit to Buyer and the other items set forth in Section 5.1.1; and

(c) Deliver to Seller the Promissory Note, Second Promissory Note (if required), Letter of Credit, Second Letter of Credit (if required), Bill of Sale, Assignment and Assumption of Leases, Assignment and Assumption of Contracts, Assignment and Assumption of the REA, the As-Is Certificate, the ERISA Certificate, the closing statement.

5.7 Waiver of Conditions. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 5.2 and Section 5.3.

5.8 Possession. Subject to the Tenant Leases and the all title exceptions, encumbrances and restrictions of record, possession of the Property (including, without limitation, all keys to the Property in Seller’s possession or control) shall be delivered to Buyer upon Closing.

ARTICLE 6 ADDITIONAL AGREEMENTS OF THE PARTIES

6.1 Private Roads Notice. Buyer hereby acknowledges that the Property abuts a private street or road which is not required to be maintained by the Board of County Road Commissioners for Kent County, Michigan. In consideration of Seller entering into this Agreement, Buyer hereby waives any and all rights which it may have under MCLA 560.261, including, without limitation, any right to cancel, rescind, void, or otherwise terminate this Agreement.

6.2 Confidentiality. Until Closing, Buyer shall hold, and shall cause Buyer’s employees, representatives, agents, and independent contractors to hold, in strict confidence, and Buyer shall not disclose, and shall prohibit Buyer’s employees, representatives, agents, and independent contractors from disclosing, to any other person without the prior written consent of Seller the terms of this Agreement. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (i) on a need-to-know basis to its employees, members of professional firms serving it or potential lenders and potential equity participants or joint venture partners, (ii) as any governmental agency may require in order to comply with applicable Laws or a court order or as reasonably determined by Buyer to comply with SEC disclosure requirements, and (iii) to the extent that such information is a matter of public record.

6.3 Publicity. Seller and Buyer each hereby covenant and agree that after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable Law or as reasonably determined by a party to comply with SEC disclosure requirements. If either Seller or Buyer is required by applicable Law or SEC disclosure requirements to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement.

6.4 Letters of Credit. Pursuant to (i) that certain Construction Agreement, Woodland Mall – Water Main Location, dated February 1, 2005 and (ii) that certain Construction Agreement, Woodland Mall, Water Main Relocation, dated July 27, 2004, each identified on Schedule 4.1.2(h) attached hereto, Seller delivered to the City of Grand Rapids, letters of credit in the amounts of Fifteen Thousand Five Hundred Seventy-Five Dollars ($15,575) and Eight Thousand Five Hundred Dollars ($8,500), respectively, in each case in lieu of a one-year maintenance bond. If Buyer is asked by the City of Grand Rapids to perform any corrective or maintenance work with respect to the relocated water mains, Buyer shall promptly notify Seller. Buyer shall use commercially reasonable efforts to require contractors who performed work in connection with the water main relocations to correct their work and to perform any maintenance work which they are obligated to perform. Buyer shall use commercially reasonable efforts to cause the aforementioned two letters of credit to be returned to Seller when they expire.

6.5 The terms of this Article 6 shall survive Closing.

ARTICLE 7 GENERAL PROVISIONS

7.1 Counterparts and Facsimile Signatures. This Agreement may be signed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument. The signature of a party to any counterpart may be removed and attached to any other counterpart. Any counterpart to which the signatures of all parties are attached shall constitute an original of this Agreement.

                    Signatures to this Agreement transmitted by telecopy or other electronic means shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronically transmitted signature and shall accept such signature of the other party to this Agreement.

7.2 Entire Agreement. This Agreement contains the entire integrated agreement between the parties respecting the subject matter of this Agreement and supersedes all prior and contemporaneous understandings and agreements, whether oral or in writing, between the parties respecting the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties to this Agreement relating to the subject matter of this Agreement which are not fully expressed in this Agreement. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to those terms, and they may not be contradicted by evidence of any prior agreement or of any contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

7.3 Legal Advice; Neutral Interpretation; Headings. Each party has received independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning of the provisions hereof. The provisions of this Agreement shall be construed as to their fair meaning, and not for or against any party based upon any attribution to such party as the source of the language in question. Headings used in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

7.4 Choice of Law. This Agreement shall be governed by the laws of the State of Michigan.

7.5 Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, to any extent shall be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and in no way shall be affected, impaired or invalidated thereby.

7.6 Waiver of Covenants, Conditions or Remedies. The waiver by one party of the performance of any covenant, condition or promise under this Agreement shall not invalidate this Agreement, nor shall it be considered a waiver by it of any other covenant, condition or promise under this Agreement. The waiver by either or both parties of the time for performing any act under this Agreement shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time.

7.7 Exhibits and Schedules. All exhibits and schedules to which reference is made in this Agreement are deemed incorporated in this Agreement, whether or not actually attached.

7.8 Amendment. This Agreement may be amended only by the written agreement of Buyer and Seller. All amendments, changes, revisions and discharges of this Agreement, in whole or in part, and from time to time, shall be binding upon the parties despite any lack of legal consideration, so long as the same shall be in writing and executed by the parties hereto.

7.9 Relationship of Parties. Seller and Buyer agree that their relationship is that of seller and buyer, and that nothing contained herein shall make either party the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties hereto, nor is either party granted any right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party in any way be liable for any debt of the other.

7.10 No Third-Party Benefit. This Agreement is intended to benefit only the parties hereto, and no other person or entity has or shall acquire any rights hereunder except as set forth in Section 7.19.

7.11 Time of the Essence. Time shall be of the essence as to all dates and times of performance, whether contained herein or contained in any escrow instructions to be executed pursuant to this Agreement, and all escrow instructions shall contain a provision to this effect.

7.12 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties to this Agreement.

7.13 Attorneys’ Fees. In the event of any litigation involving the parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either party under this Agreement, the prevailing party shall be entitled to recover from the other such attorneys’ fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation. All other attorneys’ fees and costs relating to this Agreement and the Transaction shall be borne by the party incurring the same.

7.14 Brokers. Seller and Buyer each agrees to indemnify and hold harmless the other against any Claim incurred by reason of any other brokerage fee, commission or finder’s fee which is payable or alleged to be payable to any broker or finder because of any agreement, act, omission or statement of the indemnifying party. Seller shall be responsible for all fees due Eastdil in connection with this Agreement. The provisions of this Section 7.14 shall not be limited in any way by any terms of this Agreement.

7.15 Manner of Giving Notice. All notices, demands, elections, or other communications (a “Notice”) which either party is required or desires to give to the other shall be given in writing by personal delivery, overnight courier service, or certified mail, return receipt requested. A Notice shall be deemed to be given for all purposes (i) when presented personally, (ii) one (1) business day after delivery to a nationally recognized, overnight courier service, and (iii) three (3) business days after mailing by certified mail, return receipt requested, provided in the cases of (ii) and (iii), the addresses are correct and the cost of the mail or courier service has been paid. The addresses shall be as set forth below for each of the parties, provided that if any party gives Notice of a change of name or address, Notices to that party shall thereafter be given as requested in that Notice.

To Buyer:

PR Woodland Limited Partnership
c/o Preit-Rubin, Inc.
The Bellevue, Third Floor
200 South Broad Street
Philadelphia, Pennsylvania 19102
Attention: Jeffrey A. Linn, Executive Vice President
Telephone #: (215) 875-0748
Telecopy #: (215) 546-0240

And

Pennsylvania Real Estate Investment Trust
The Bellevue, Third Floor
200 South Broad Street
Philadelphia, Pennsylvania 19102
Attention: Bruce Goldman, Executive Vice President
Telephone #: (215) 875-0780
Telecopy #: (215) 546-8543

And

Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
Attn: Michael Pollack, Esq.
Telephone#: (215) 569-5670
Telecopy #: (215) 832-5670

To Seller:

Woodland Shopping Center Limited Partnership
c/o The Taubman Company
200 East Long Lake Road
Bloomfield Hills, Michigan 48304
Attention: Steven Eder

     and

Woodland Shopping Center Limited Partnership
The Prudential Insurance Company of America
c/o Prudential Real Estate Investors
8 Campus Drive
Fourth Floor
Arbor Circle South
Parsippany, New Jersey 07054-4493
Attention: Joanna Mulford

With copies to:

Chris B. Heaphy
General Counsel
The Taubman Company
200 East Long Lake Road
Bloomfield Hills, Michigan 48304

     and

 Martin L. Katz, Esq.
Honigman Miller Schwartz and Cohn LLP
38500 Woodward Avenue, Suite 100
Bloomfield Hills, Michigan 48304

     and

The Prudential Insurance Company of America
c/o Prudential Real Estate Investors
Two Prudential Plaza
180 North Stetson Street
Suite 3275
Chicago, Illinois 60601
Attention: Lawrence Frank

     and

The Prudential Insurance Company of America
c/o Prudential Real Estate Investors
8 Campus Drive, 4th Floor
Arbor Circle South
Parsippany, New Jersey 07054-4493
Attention: Gregory D. Shanklin, Esq.

     and

Sonnenschein Nath & Rosenthal LLP
7800 Sears Tower
Chicago, Illinois 60606
Attention: Robert F. Messerly, Esq.

7.16 Mutual Waivers of Jury Trial and Certain Damages. Buyer and Seller each hereby expressly, irrevocably, fully and forever releases, waives and relinquishes any and all right to trial by jury and all right to receive punitive, exemplary and consequential damages from the other (or any past, present or future partner, board member, trustee, director, officer, employee, agent, representative, or advisor of the other) in any claim, demand, action, suit, proceeding or cause of action in which Buyer and Seller are parties, which in any way (directly or indirectly) arises out of, results from or relates to any of the following, in each case whether now existing or hereafter arising and whether based on contract or tort or any other legal basis: this Agreement; any past, present or future act, omission, conduct or activity with respect to this Agreement; any transaction, event or occurrence contemplated by this Agreement; the performance of any obligation or the exercise of any right under this Agreement; or the enforcement of this Agreement.

7.17 1031 Exchange. Subject to the limitations set forth in this Section 7.17, each party hereby agrees to cooperate with the other in connection with an exchange of the Property pursuant to Section 1031 of the Internal Revenue Code. Such cooperation shall include acknowledging and consenting to an assignment of this Agreement to a qualified intermediary. Neither party shall be required to take title to any real or personal property (other than the Property) or shall be obligated to incur any liability, cost or expense in connection with such cooperation. Notwithstanding any provision hereof to the contrary, in no event shall any exchange of the Property extend the Closing Date or otherwise delay the sale contemplated under this Agreement.

7.18 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all claims, liabilities, obligations, damages, losses, expenses, and/or costs (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument.

7.19 ERISA.

7.19.1 Buyer hereby acknowledges that Prudential has informed Buyer of the following:

(a) Prudential’s interest in Seller is allocated entirely to a Separate Account. Plans invest in the Separate Account.

(b) The assets of the Separate Account are deemed plan assets under ERISA. Each of the Plans whose interest in the Separate Account exceeds 10% of the total assets of the Separate Account is identified on Exhibit L attached hereto and incorporated herein by this reference.

(c) The Property is subject to the prohibited transaction restrictions of ERISA and the Internal Revenue Code, prohibiting certain transactions between a plan and a “party in interest” (or “disqualified person”) as those terms are defined in Section 3(14) of ERISA, or Section 4975(e)(2) of the Internal Revenue Code, respectively.

7.19.2 Buyer represents and warrants to Seller and Prudential that:

(a) Buyer is not an employee benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and none of the assets of Buyer constitute or will constitute assets of any such employee benefit plans subject to Part 4, Subtitle B, Title I of ERISA.

(b) Buyer is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and the funds used by Buyer to acquire the Property are not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

(c) Buyer is not a Separate Account, or an “affiliate” of Prudential as defined in Section IV(b) of PTE 90-1.

(d) Buyer is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) with respect to any of the Plans listed on Exhibit L.

7.19.3 Buyer hereby agrees to execute such documents or provide such information as Seller or Prudential may require in connection with the Transaction or to otherwise permit Seller and Prudential to determine whether: (i) the Transaction would constitute a prohibited transaction under ERISA or any applicable similar prohibition under state laws, (ii) the Transaction is otherwise in full compliance with ERISA and such applicable similar state laws, and (iii) Seller or Prudential would be in violation of ERISA or any applicable similar state laws by complying with this Agreement or by closing the Transaction.

7.19.4 Notwithstanding any provision in this Agreement to the contrary, the representations, warranties, covenants and agreements set forth in this Section 7.19 are intended to inure to the benefit of both Seller and Prudential and Prudential shall be entitled to rely hereon and enforce the provisions hereof.

7.20 Survival. None of the terms of this Agreement shall survive the Closing, and the delivery of the Deed and the acceptance thereof by Buyer shall affect a merger, and be deemed full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder; provided, however, that Section 1.1.3 (to the extent of Seller’s obligation to cooperate in the delivery of any included Personal Property not delivered at Closing), all of Article 4, Section 5.4, Section 5.5, all of Article 6, and all of Article 7, shall survive the Closing and shall not be merged therein.

[remainder of page intentionally blank]

                          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SELLER:

WOODLAND SHOPPING CENTER LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Woodland GP, Inc., a Delaware corporation, sole general partner

By: /s/ Steven E. Eder
Name: Steven E. Eder
Its: Vice President

By: /s/ Lawrence J. Frank
Name: Lawrence J. Frank
Its: Vice President

     [signatures continued on following page]

Schedule 5.4.4, Page 26

BUYER:

PR WOODLAND LIMITED PARTNERSHIP, a Delaware limited partnership

By:	PR Woodland General, LLC, a Delaware limited liability company, general partner

	By:	PREIT Associates, L.P., a Delaware limited partnership, sole member

		By:	Pennsylvania Real Estate Investment Trust, its general partner

By: /s/ Jeffrey A. Linn
Name: Jeffrey A. Linn
Title: Executive Vice President

Schedule 5.4.4, Page 27